Exhibit 10.14

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SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Release”) is entered into on this 14th day of December 2020 by and between Todd N. Smith (the “Executive”) and Assertio Management, LLC (the “Company”).
WHEREAS, the Executive’s employment with the Company and its affiliates (including Zyla Life Sciences) will terminate on December 31, 2020 (the “Separation Date”);
WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated as of June 17, 2020 and effective as of May 20, 2020 (as originally between the Executive and Zyla Life Sciences and later assigned to the Company, the “Employment Agreement”);
WHEREAS, the Executive and Zyla Life Sciences are party to that certain letter agreement, dated June 17, 2020 (the “Letter Agreement”); and
WHEREAS, pursuant to Section 6(f) of the Employment Agreement, as modified by the Letter Agreement, the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to the Executive’s execution, delivery, performance and non-revocation of this Release.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:
1.Definitions. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
2.Employment Separation. From the Effective Date (as defined below) through the Separation Date, the Executive shall remain an employee of the Company; provided that the Executive shall cease to serve as President and Chief Executive Officer effective as of the date of this Release and shall continue employment through the Separation Date as a non-executive employee of the Company. From and after the date hereof, the Executive shall no longer be considered an executive officer of the Company and shall no longer have the authority to bind the Company. From the date hereof through the Separation Date, the Executive shall endeavor to facilitate a timely and orderly transition of Executive’s role to his successor and do other things as may reasonably be requested by the Company’s successor Chief Executive Officer in connection with such transition. The Company and the Executive hereby agree that the Executive’s employment relationship with the Company and all of its affiliates shall end on the Separation Date and the Executive will be deemed to have resigned from the board of directors of Assertio Holdings, Inc. and all of its subsidiaries and affiliates as of the Separation Date.

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3.Consideration. Subject to and conditioned upon: (a) the Executive’s continued compliance with the terms of this Release, Sections 8 and 9 of the Employment Agreement and continued service through the Separation Date, (b) upon the Executive’s execution and nonrevocation of this Release, and compliance with this Release, which Release shall have become effective and irrevocable on the eighth (8th) day following the date the Executive executes this Release (the “Effective Date”), and (c) the Executive executing on the Separation Date and not revoking the supplemental release in the form attached to the Employment Agreement (the “Supplemental Release”), which Supplemental Release shall become effective and irrevocable on the eighth (8th) day following the date the Executive executes such Supplemental Release, the Company shall provide the Executive with the following benefits in connection with the cessation of the Executive’s active employment with the Company in full satisfaction of Section 6(f) of the Employment Agreement as modified by the Letter Agreement (all payments under this Section 3 less applicable withholding taxes):
(a)continued payment of the Executive’s Base Salary through the Separation Date, with such Base Salary to be paid in accordance with the Company’s regular payroll practice;
(b)reimbursement of all reimbursable expenses that have not been reimbursed as of the Separation Date, with such reimbursement to occur in accordance with the procedures set forth in Section 4(e) of the Employment Agreement and payment for unused vacation to be paid within fourteen (14 days) following the Separation Date;
(c)a cash amount equal to $1,125,000 (the “Severance Payment”), of which $675,000 will be paid on the Effective Date and the remaining amount shall be paid in equal installments over a period of twenty-four (24) months following the Separation Date (the “Severance Period”); provided, however, that if a Change in Control occurs prior to the end of the Severance Period, any unpaid portion of the Severance Payment shall be paid in a single lump sum payment upon the date of such Change in Control;
(d)a cash amount equal to $270,600 in respect of the Executive’s annual bonus for 2020, payable in full on the Effective Date;
(e)during the portion of the Severance Period during which the Executive and the Executive’s eligible dependents are eligible for COBRA coverage, reimbursement for Executive and Executive’s eligible dependents COBRA premiums for coverage under the Company’s medical, dental, vision and prescription drug plans, with such reimbursement to occur in accordance with the procedures set forth in Section 4(e) of the Employment Agreement; provided, however, that if, at any time during the Severance Period, the Executive and the Executive’s eligible dependents cease to be eligible for COBRA coverage (except as a result of the Executive’s becoming eligible for coverage under the medical, dental, vision or prescription drug plans of a subsequent employer), the Company shall reimburse the Executive all reasonable premium costs incurred by the Executive to provide private medical, dental, vision and prescription drug insurance coverage for the Executive and the Executive’s eligible dependents that is substantially equivalent to the medical, dental, vision and prescription drug insurance by which the Executive and the Executive’s eligible dependents were covered on the date of the Executive’s termination, until the earlier of (x) the termination of the Severance Period and the date on which the Executive becomes eligible for coverage under the medical, dental, vision and prescription drug plans of a subsequent

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employer; provided, further, that if the Executive and the Executive’s eligible dependents are not covered by the Company’s medical plan and thus not eligible for COBRA coverage, the Company will pay to the Executive a lump sum payment, on the Effective Date, equal to $3,000, which payment shall be satisfaction in full of the Company’s obligations under this clause 3(e);
vi.payment by the Company for up to three (3) months of outplacement services not to exceed $5,000 per month (with a provider selected by the Company and reasonably acceptable to the Executive); provided Executive commences such services within ninety (90) days of the Separation Date; and
vii.immediate vesting on such termination date of 100% of the Executive’s unvested Company option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash-settled components; provided that each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability; provided, further, that notwithstanding the provisions of such award agreement and plan, any restricted stock units, performance stock units, long-term incentive cash awards and other similar awards shall be settled within ten (10) days after the date of such termination of employment and any payment in respect of open periods of performance-based awards shall be calculated as set forth in such award agreement, or, if not specified in the award agreement, based on target performance.
The Executive acknowledges that: (i) except as otherwise provided specifically in this Release, the payments and benefits described above constitute full settlement of all the Executive’s rights under the Employment Agreement and the Letter Agreement, (ii) the Executive has no entitlement under any other severance or similar arrangement maintained by the Company or any of its affiliates, (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of the Executive’s employment, (iv) continued payment of any unpaid portion of the payments described in clauses 3(c) through (g) shall immediately cease in the event the Executive breaches any provision of this Release or Sections 8 or 9 of the Employment Agreement, and (v) other than as provided in clause 3(c) above, the Executive shall not be entitled to any additional payments or benefits in the event the Company consummates a Change in Control from and after the date of this Release. The Executive further acknowledges that, in the absence of the Executive’s execution of this Release, the payments and benefits specified in clauses 3(c) through (g) above would not otherwise be due to the Executive.
The Company hereby acknowledges and agrees that any material failure (after notice and reasonable opportunity to cure) of the Company to provide the severance compensation to Company employees (other than any employee subject to a separation and release agreement) approved by the Board of Directors of Assertio Holdings, Inc. on December 14, 2020 shall be considered a material breach of this Release by the Company.
4.Consulting Arrangement. Subject to the Executive’s execution and nonrevocation of the Supplemental Release, from the Separation Date through the date that is three months after the Separation Date (the “Consulting Period”, which shall end on such earlier date as the Executive dies, becomes disabled, or is terminated by the Company for Cause (as defined in the Employment

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Agreement)), the Company and the Executive agree that the Executive shall serve as a consultant to the Company providing the Services (as defined below). In exchange for provision of the Services, the Executive shall receive a consulting fee of $11,000 per month, payable in arrears within five (5) business days following the end of the applicable month. During the Consulting Period, the Executive agrees to assist with transition and integration and such other matters as may be reasonably requested by the Company’s successor Chief Executive Officer from time to time (the “Services”). The Executive will not be required to provide more than 30 hours of Services per calendar month. The Executive shall direct any and all inquiries regarding the Services to the Company’s successor Chief Executive Officer. The Executive acknowledges that the Executive shall be treated as an independent contractor for all purposes with respect thereto and shall not have the independent authority to bind the Company. As such, the Executive shall not participate as an active employee in any employee benefit plan of the Company or an affiliate and no income or other taxes shall be withheld from the amounts paid to the Executive pursuant to this Section 4.
5.Executive’s Release. The Executive on the Executive’s own behalf and together with the Executive’s heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company, and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same, and all other persons or entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named previously (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), other than for coverage under the Company’s D&O Insurance policies or other insurance policies that are/were applicable during the Executive’s term of employment with the Company for Executive’s actions as an officer, employee or agent of the Company, which the Executive ever had, now has or may have against the Releasees, or any one of them arising at any time up to and including the date of the this Release. This Release specifically includes, but is not limited to:
(a)any and all Claims arising out of or relating to the Executive’s employment with the Company and/or any of its affiliates or the termination thereof;
(b)any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, except as otherwise provided specifically in this Release;
(c)any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;
(d)any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability, handicap or any other protected characteristic, or retaliation in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination or retaliation under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers

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Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq., or any comparable state statute or local ordinance;
(e)any and all Claims under any federal or state statute relating to employee benefits or pensions;
(f)any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and
(g)any and all Claims for attorneys’ fees and costs.
The Executive expressly represents that the Executive has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring or join any other Claim against any Releasee asserting a Claim that is released by this Release. If the Executive does so, and the action is found to be barred in whole or in part by this Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those Claims that are found to be barred by this Release. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. Furthermore, nothing in this Release precludes the Executive from challenging the validity of this Release under the requirements of the Age Discrimination in Employment Act, and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the Release. The Executive acknowledges, however, that the Release applies to all Claims that the Executive has under the Age Discrimination in Employment Act, and that, unless the Release is held to be invalid, all of the Executive’s Claims under the Age Discrimination in Employment Act shall be extinguished by execution of this Release. Nothing in this Section 5 shall be read as a waiver of a claim for unemployment compensation benefits, vested 401(k) benefits or any match accrued and unused vacation that is owed by the Company or for enforcement of this Release or as a waiver of claims which cannot be released as a matter of law.
6.Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date that the Executive signs this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that, except as otherwise explicitly provided in this Release, this Release shall be given full force and effect to each and all of its express terms and

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provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company and/or any of its affiliates.
7.Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. This Release may be pleaded as a full bar to the enforcement of any Claim released by this Release that the Executive may assert against the Releasees.
8.No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company and/or any of its affiliates to the Executive. The Executive acknowledges that the Company specifically denies any such violations.
9.Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
10.Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges that the Executive is acting of the Executive’s own free will, that the Executive has been afforded a reasonable time to read and review the terms of this Release, and that the Executive is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that the Executive has been given at least twenty-one (2l) days within which to consider this Release and that the Executive has seven (7) days following the Executive’s execution of this Release to revoke the Executive’s acceptance, with this Release not becoming effective until the seven (7)-day revocation period has expired. If the Executive elects to revoke the Executive’s acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to:
Assertio Holdings, Inc.
    100 South Saunders Road, Suite 300
    Lake Forest, Illinois 60045
    Attention: Chief Executive Officer
11.Restrictive Covenants.
(a)The Executive hereby acknowledges and agrees that the Executive remains bound by the restrictive covenants and other agreements set forth in Sections 8 and 9 of the Employment Agreement and that the Non-Compete Period as defined in Section 8 of the Employment Agreement shall continue through the end of the Severance Period consistent with Section 8(b)(i) of the Employment Agreement. Nothing herein shall in any way limit or restrict enforcement of the Company’s and its affiliates’ rights pursuant to Sections 8 and 9 of the Employment Agreement. [***] In addition, the Executive acknowledges and agrees that the Executive is subject to the confidentiality obligations set forth in Section 8(a) of the Employment Agreement during and after the Non- Compete Period, except as otherwise required by law or judicial process. The Company

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acknowledges and agrees that the Executive is currently permitted to provide services to the following entities so long as such services are not in breach of the obligations of Section 8 of the Employment Agreement and may continue to do so during the Non-Compete Period so long as such services do not otherwise breach the provisions of Section 8 of the Employment Agreement or this Section 11: Novum Pharma, LLC and its affiliated entities, Novos Growth, LLC and its affiliated entities, Champion Investments, LLC, Attilio Pharma, LLC and its affiliated entities, Underhill Pharma, LLC, Beaver-Visitec International, Vault Pharma and Bright Path Pharmaceuticals.
(b)Pursuant to Section 9(f) of the Employment Agreement, on or prior to the Separation Date, the Executive shall deliver to the Company all laptops provided by the Company and/or its affiliates, memoranda, books, papers, letters, and other data, and all copies of the same, which were made by the Executive or otherwise came into the Executive’s possession or under the Executive’s control at any time prior to the Separation Date, and which in any way relate to the business of any member of the Company Group as conducted or as planned to be conducted on the Separation Date. The Executive may retain the Executive’s laptop, provided that the Executive removes all confidential information of any member of the Company Group from such laptop no later than the end of the Consulting Period.
(c)The Executive hereby agrees not to make any disparaging or derogatory statements concerning the Company and/or any of its affiliates. The Company hereby agrees to instruct its officers and directors not to make any disparaging or derogatory statements concerning the Executive. These non-disparagement obligations shall not in any way affect the Executive’s or the Company’s obligation or rights in connection with any legal proceeding. The Company’s non-disparagement obligations shall be null and void in the event the Executive breaches its obligations under this Release or under Sections 8 or 9 of the Employment Agreement. The Executive’s non-disparagement obligations shall be null and void in the event the Company breaches its obligations under this Release. The Company shall provide the Executive an opportunity to review and provide input prior to the Company’s publication of any press release disclosing the Executive’s separation from the Company.
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12.Representations and Warranties. The Executive represents and warrants that the Executive (i) has not assigned any claim that the Executive purports to release hereunder, (ii) has not breached the Executive’s obligations under Section 8 of the Employment Agreement, (iii) is not aware of any material undisclosed liabilities or violations of law with respect to the Company and its subsidiaries and affiliates that have not been disclosed to the Board of Directors and (iv) has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind.
13.Governing Law. This Release shall be governed by the laws of the State of Delaware without regard to the conflict of law principles of any jurisdiction. Any claims, demands, causes of action, disputes, controversies or other matters in question arising out of or relating to this Release shall be determined in accordance with Section 12(e) of the Employment Agreement; provided, however, that Sections 8(b)(iv)-(vi) of the Employment Agreement shall apply (mutatis

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mutandis) with respect to any claims, demands, causes of action, disputes or controversies involving Section 11 of this Release.

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IN WITNESS WHEREOF, the parties have executed and delivered this Release as of the dates set forth below.
By: /s/ Dan A. Peisert
Name: Daniel A. Peisert
Title: EVP & CFO
Date: December 14, 2020

EXECUTIVE
/s/ Todd N. Smith
Todd N. Smith
Date: December 14, 2020

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